EXHIBIT 99.1

3D Systems Acquires COWEB

Making Personalized Collectibles Available Through Cubify

ROCK HILL, S.C., Jan. 10, 2013 (GLOBE NEWSWIRE) -- 3D Systems (NYSE:DDD) announced today that it has acquired COWEB, based in Paris, France, a start-up that creates consumer customized 3D printed products and collectibles. 3D Systems plans to offer these personalized figures through the company's proprietary content hosting and publishing platform, Cubify, which includes full Digital Rights Management, DRM. Terms of the transaction were not disclosed.

COWEB's online tools create licensed collectibles as well as a wide range of original custom figurines that can be personalized and 3D printed in full color, using uploaded photos. When integrated into 3D Systems' powerful Cubify hosting platform, these capabilities enable creative collaborations like the one previewed earlier in the week at CES between CBS's Star Trek franchise and 3D Systems, which invites Star Trek fans globally to personalize their favorite Original Series character, 3D print it in the cloud in full color and have it mailed right to their homes.

"COWEB's creative approach to delivering unique products to a growing consumer audience matches up perfectly with the Cubify platform. We look forward to welcoming the COWEB team to 3D Systems' Cubify where fans and consumers alike can actually co-create new and unique, one-of-a-kind products," said Sarah Stocker, Senior Director, Consumer Solutions Business, 3D Systems.

About 3D Systems Corporation

3D Systems is a leading provider of 3D content-to-print solutions including 3D printers, print materials and on-demand custom parts services for professionals and consumers alike. The company also provides CAD, reverse engineering and inspection software tools and consumer 3D printers, apps and services. Its expertly integrated solutions replace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, create, communicate, prototype or produce real parts, empowering customers to create and make with confidence.

More information on the company is available at www.3DSystems.com.

The 3D Systems Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4537

CONTACT: Investor Contact:
         Stacey Witten
         803-326-4010
         Email: Stacey.Witten@3dsystems.com

         Media Contact:
         Cathy Lewis
         781-852-5007
         Email: Cathy.Lewis@3dsystems.com